Exhibit 10.1

FIRST FOUNDATION INC.

RETENTION BONUS PLAN

This Retention Bonus Plan (the “Plan”) is established by First Foundation Inc., a Delaware corporation (the “First Foundation”), effective as of October 18, 2024 (“Effective Date”).

1. Purpose of Plan.

First Foundation considers it essential to its operations and the operations of its subsidiaries (collectively, the “Company”) that key employees be retained for a period of time in the current environment and believes that existing equity award grants may not provide adequate incentives. The purpose of the Plan is to provide an incentive for key employees to continue in the service of the Company through dates to be determined by the Administrator with respect to each key employee who becomes a Participant in the Plan. The Plan is meant to supplement and work in conjunction with (and not to replace) the Company’s other incentive programs, such as its option plans, severance arrangements and other equity plans, in order to achieve these described purposes.

2. Definitions.

a. “Administrator” shall mean the Compensation Committee of the Board or those persons to whom administration of the Plan or part of the Plan has been delegated as permitted by law.

b. “Base Salary” shall mean a Participant’s base salary (excluding incentive pay, commissions, bonuses, expense allowances and other forms of variable compensation), in effect as of the Effective Date.

c. “Board” shall mean the Board of Directors of First Foundation.

d. “Code” shall mean the Internal Revenue Code of 1986, as amended.

e. “Participant” shall mean an employee of the Company who has been designated as a Participant by the Administrator.

f. “Payment Date” shall mean, with respect to each Retention Bonus, the first regularly scheduled payroll date following the Vesting Date associated with such Retention Bonus.

g. “Retention Bonus” shall mean a retention bonus payable to a Participant pursuant to the terms of the Plan.

h. “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder, including Treasury Regulation Section 1.409A-1(h).

i. “Vesting Date” shall mean a date established by the Administrator on which a Participant must be employed by the Company to be entitled to receive a Retention Bonus. Each Vesting Date shall be not less than one month, nor more than nine months, after the grant date of the Retention Bonus.

3. Administration. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have full authority and discretion to take any actions as it deems necessary or advisable for the administration of the Plan. Subject to the provisions of the Plan, the Administrator has authority to determine, in its sole discretion, the key employees who will be Participants under the Plan, the amount of any Retention Bonus, and each Participant’s Vesting Date. Subject to the provisions of the Plan, the Administrator has the authority to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for Plan administration. All decisions, interpretations and other actions of the Administrator shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Terms and Conditions of the Retention Bonuses A Participant who remains continuously employed and who is in good performance standing on the Vesting Date will be entitled to receive a one-time lump sum cash payment. A Participant’s Retention Bonus shall be equal to a percentage of the Participant’s Base Salary, as determined by the Administrator in its sole discretion, not to exceed fifty percent (50%), less applicable withholding of any applicable federal, state, local, and foreign income, employment and excise taxes as are required to be withheld pursuant to any applicable law or regulation. The Retention Bonus shall be paid on the Payment Date.

5. Assignment or Transfer of Rights and Obligations. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under the Plan. As used in the Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the Plan by operation of law, written agreement or otherwise. No Participant’s rights hereunder shall be assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Administrator.

6. No Employment Rights. No provision of the Plan shall be construed to give any person any right to become, to be treated as, or to remain an employee of the Company. The Company reserves the right to terminate any Participant’s employment at any time and for any reason or for no reason, with or without cause and with or without advance notice.

7. Amendment or Termination of the Plan. Except as otherwise provided herein, the Plan may be amended or terminated at any time or from time to time by the Board; provided, however, that no such amendment or termination shall impair the then-existing rights of a Participant with regard to the Plan without such Participant’s written consent.

8. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

9. Funding. No provision of the Plan shall require the Company, for purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. No Participant shall have any rights under the Plan other than as unsecured general creditors of the Company or its successor.

10. Section 409A of the Code. The amounts payable under the Plan are intended to be exempt from the applicable requirements of Section 409A in reliance on the short-term deferral exception set forth in the regulations under Section 409A and will be construed and administered in accordance with such exception. Notwithstanding anything herein to the contrary, if the Plan or any Retention Bonus is deemed to be non-qualified deferred compensation subject to Section 409A, (a) the Plan and any Retention Bonus is intended to comply with Section 409A and (b) the Company shall modify the Plan in the least restrictive manner necessary in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to any Participant.

11. Compliance with Banking Laws. Any payments made pursuant to the Plan shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. If any payments contemplated to be made by the Company pursuant to the Plan may not be made in compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder, such payments may never be made by the Company. In addition, any payments contemplated to be made by the Company pursuant to the Plan shall not be payable to the extent such payments are barred or prohibited by an action or order issued to the Company by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Dallas, the California Department of Financial Protection and Innovation or such other applicable banking regulatory agency.

I hereby certify that the foregoing Plan was duly adopted by the Board on the Effective Date set forth above.

FIRST FOUNDATION INC.

By:	/s/ Erica Dorsett
Name:	Erica Dorsett
Title:	Executive Vice President and
General Counsel

FIRST FOUNDATION INC.

RETENTION BONUS PLAN

PARTICIPATION AGREEMENT

Dear _______:

As a valued employee of First Foundation Inc. or one or more of its subsidiaries (collectively, the “Company”), you are in a position to have a significant influence on the performance and success of the Company. I am pleased to inform you that, in recognition of the role you play in our collective success, the Company, pursuant to its Retention Bonus Plan (the “Plan”), has designated you a Participant in the Plan. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.

You are hereby awarded a Retention Bonus, on the terms and subject to the provisions of the Plan, in an amount equal to [•] percent ([•]%) of your Base Salary, less applicable withholding of any applicable federal, state, local, and foreign income, employment and excise taxes as are required to be withheld pursuant to any applicable law or regulation, with a Vesting Date of [•]. In the event of any inconsistency between the Plan and this Participation Agreement, the terms of the Plan will control. You are encouraged to read the Plan in its entirety. The final decision as to whether you have earned any payments under the Plan will be made by the Administrator in accordance with the Plan.

To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this Participation Agreement in the space indicated below and return it to the undersigned on or before [•], 2024.

IN WITNESS WHEREOF, the Company has caused this Participation Agreement to be executed as of the Effective Date set forth below.

First Foundation Inc.

By:
Name:
Title:

Acknowledged and agreed this ___ day of __________, _____.

Participant:

Print Name: